Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 6th day of November 2019 (the “Effective Date”), is entered into by and between Business First Bank, a Louisiana state bank (the “Bank”), and David R. Melville, III (“Executive”). This Agreement amends and restates, and supersedes and replaces, that certain Executive Employment Agreement (as amended), dated August 6, 2009, by and between the Bank and the Executive.

WHEREAS, the Bank desires for Executive to continue to be employed as President and Chief Executive Officer of the Bank, and Executive desires to continue such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Employment. The Bank hereby agrees to continue to employ Executive as the President and Chief Executive Officer of the Bank, and Executive hereby agrees to continue employment on the terms and conditions set forth in this Agreement. Executive also serves as the President Chief Executive Officer of Business First Bancshares, Inc. (the “Company”), the parent holding company of the Bank.

Section 2.     Term. The initial term of this Agreement shall commence on the Effective Date and continue until the fifth (5th) anniversary of the Effective Date (such period the “Initial Employment Period”), unless earlier terminated as provided Section 6 of this Agreement. Thereafter, unless written notification is given by either party at least ninety (90) days before the expiration of the Initial Employment Period or any subsequent renewal period (each, a “Renewal Employment Period”), this Agreement will automatically renew for one (1) year successive Renewal Employment Periods. For purposes of this Agreement, when the word “Employment Period” is used alone, it collectively refers to the Initial Employment Period and all Renewal Employment Period(s). Unless otherwise acknowledged by each party hereto in writing, a party’s decision not to extend the Employment Period of this Agreement is not considered a termination of Executive’s employment hereunder, unless otherwise expressly stated in writing by either party. In the event of termination of this Agreement by either party, neither party shall have any further obligation to the other party, except as specifically provided in this Agreement.

Section 3.     Position and Duties. During the Employment Period, Executive will serve in the position(s) set forth in Section 1 and will report directly to the Board of Directors of the Bank (the “Board”). Executive shall perform all services reasonably required by the Board in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with Executive’s positions. Executive will devote substantially all Executive’s working time, attention and energies to the performance of Executive’s duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of Executive’s duties and responsibilities under this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

Section 4.     Place of Performance. Executive’s place of employment will be Baton Rouge, Louisiana, or such other place as the parties may mutually determine.

Section 5.     Compensation and Related Matters.

(a)     Base Salary. During the Employment Period, the Bank will pay Executive a base salary of not less than $500,000.16 (“Base Salary”) in approximate equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b)     Annual Incentive Bonus. Executive shall be entitled to participate in an executive bonus plan maintained by the Bank. Executive’s annual bonus, if any, shall be subject to the attainment of certain performance goals and metrics as may be established from time to time by the Board.

(c)     Incentive, Pension and Welfare Benefit Plans.

(i)     During the Employment Period, Executive will be entitled to participate in any pension or other retirement benefit plan, incentive bonus, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to similarly situated employees (the “Incentive Plans”), pursuant to the terms of such plans, benefits and privileges. The Bank shall not make any changes to the Incentive Plans which would adversely affect Executive’s right or benefits thereunder, unless such change occurs pursuant to a program applicable to all similarly situated employees of the Bank.

(ii)     During the Employment Period, Executive (and Executive’s spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Bank for the benefit of its similarly situated employees pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs (the “Benefit Plans”). The Bank shall not make any changes to the Benefit Plans which would adversely affect Executive’s right or benefits thereunder, unless such change occurs pursuant to a program applicable to all similarly situated employees of the Bank.

(iii)     All employee benefits provided to the Executive by the Bank incident to Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions and employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

(iv)     During the Employment Period, the Bank shall reimburse Executive for all out-of-pocket costs and expenses incurred by Executive in obtaining an executive physical examination on an annual basis.

(d)     Vacation. Executive will be entitled to four (4) weeks of paid vacation annually in accordance with the vacation policies of the Bank in effect from time to time. Notwithstanding the foregoing, any accrued but unpaid vacation that exists as of the date of this Agreement shall be paid to Executive upon Executive’s separation from service with the Bank for any reason.

(e)     Reimbursement of Expenses. During the Employment Period, the Bank shall promptly pay all reasonable expenses incurred by Executive for all business travel and other reasonable business-related expenses incurred by Executive in performing Executive’s obligations under this Agreement in accordance with the Bank’s travel and business expense policy, such expenses to be reviewed by the Board on a periodic basis. The Bank may provide Executive with a credit card for Executive’s business-related expenses. Additionally, the Bank will provide to, or reimburse Executive for, a cellular telephone and reasonably monthly fees related to the use thereof. Executive shall comply with all applicable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

(f)     Automobile. During the Employment Period, the Bank shall provide Executive with an automobile allowance of not less than $894.00 per month and shall also reimburse Executive, on a monthly basis, for all documented gasoline, maintenance and similar expenses.

(g)     Country Club. During the Employment Period, the Bank shall pay, or reimburse Executive, for all membership initiation fees and monthly membership dues (including any sales tax imposed thereon) on behalf of Executive and Executive’s immediate family at a country club or other dining club, which club must be acceptable to the Board.

(h)     Executive Allowance. During the Employment Period, the Bank shall pay Executive an executive allowance of not less than $1,000 per month to cover other memberships, dues and other miscellaneous expenses that may be incurred by Executive in his sole discretion.

(i)     Payment, Withholding and Taxes. All payments of salary and other compensation to Executive shall be payable in accordance with, and subject to, the Bank’s regular payroll and all other current and future policies and procedures of the Bank. The Bank shall have the right to deduct from any payment of compensation to Executive any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

(j)     Payment of Accrued Benefits Upon Termination. If Executive’s employment is terminated for any reason, the Bank shall, within thirty (30) days following the Date of Termination, pay to Executive or Executive’s estate (A) any Base Salary and accrued vacation pay earned but not yet paid through the Date of Termination, (B) reimbursement for reasonable business expenses incurred, but not paid, prior to the Date of Termination, and (C) and any benefits payable under the Incentive Plans (such amounts collectively referred to as the “Accrued Benefits”). If Executive’s employment is terminated due to the Disability of Executive as determined under Section 6(c), the portion of Executive’s Base Salary due shall be reduced by the amount of any benefits received by Executive under any disability policy maintained by the Bank under the Benefits Plans. No termination under Section 6 shall terminate or adversely affect any rights of Executive then vested under any Benefits Plan of the Bank.

Section 6.     Termination.

(a)     Notice of Termination. Any termination of Executive’s employment by the Bank or by Executive during the Employment Period (other than termination upon Executive’s death) will be communicated by written Notice of Termination to the other party.

(b)     Death. Executive’s employment under this Agreement will terminate automatically upon Executive’s death.

(c)    Disability. If, as a result of Executive’s Disability (as hereinafter defined), Executive is substantially unable to perform Executive’s duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in below) is given by the Bank to Executive, Executive does not return to the substantial performance of Executive’s duties on a full-time basis, the Bank has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Bank. For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for Executive’s failure to substantially perform Executive’s duties under this Agreement where such failure results because of Executive’s Disability.

(d)    Termination by the Bank. The Bank has the right to terminate Executive’s employment for Cause or without Cause at any time, and such termination will not be a breach of this Agreement by the Bank.

(e)     Termination by the Executive. Executive has the right to terminate Executive’s employment for Good Reason or without Good Reason at any time, and such termination will not be a breach of this Agreement by the Executive.

(f)     Definitions. For purposes of this Agreement:

“Cause” means, with respect to an Executive’s termination of employment by the Bank means: (i) performance of any act or failure to perform any act in bad faith and to the detriment of Company or the Bank; (ii) dishonesty, intentional misconduct or material breach of any agreement with Company or the Bank; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Whether Cause exists, whether Cause is susceptible to correction and whether Cause has been corrected shall be determined in the sole discretion of the Board.

“Change in Control” means the occurrence of any one of the following:

(i)     the consummation of a transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1933, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company or the Bank representing fifty percent (50%) or more of the total voting power represented by the Company’s or the Bank’s then outstanding voting securities. For the purposes of this paragraph (i), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)     a trustee or other fiduciary holding securities under an Executive benefit plan of the Company or an affiliate of the Company (including, without limitation, the Bank);

(2)     a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company;

(3)     the Company; and

(4)     a corporation or other entity of which at least a majority of its combined voting power is owned directly by the Company;

(ii)     the consummation of the sale, lease, transfer or other disposition by the Company or the Bank of all or substantially all of the assets of either the Company or the Bank to any third party other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the consolidation or corporate reorganization which does not result in a Change in Control as defined herein;

(iii)     a change in the effective control of the Company which occurs on the date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For the purpose of this paragraph, if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control;

(iv)     a complete winding up, liquidation or dissolution of the Company or the Bank; or

(v)     the consummation of a merger or consolidation of the Company or the Bank with or into any other entity or any other corporate reorganization, other than a merger, consolidation or other corporate reorganization that would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the Bank, or such surviving entity or its parent outstanding immediately after such merger, consolidation or other corporate reorganization.

Notwithstanding any provision of this definition of Change in Control to the contrary, the following transactions shall not constitute a Change in Control for purposes of this Agreement: (A) if the transaction’s sole purpose is to change the legal jurisdiction of the Company's or the Bank’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the securities of the Company or the Bank immediately before such transaction, such transaction shall not constitute a Change in Control; or (B) a sale by the Company of its securities in a transaction, the primary purpose of which is to raise capital for the Company’s or the Bank’s operations and business activities, including, without limitation, an initial public offering of Shares under the Securities Act or other applicable law shall not constitute a Change in Control.

“Date of Termination” means (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated due to Disability, thirty (30) days after Notice of Termination, (iii) if Executive’s employment is terminated by Executive without Good Reason, thirty (30) days after a Notice of Termination is given, (iv) if Executive’s employment is terminated by Executive for Good Reason, as provided in the definition of Good Reason below, or (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” means the Executive’s voluntary termination of employment from the Bank due to any of the following conditions, provided that any interpretation of such conditions shall comply with Section 409A of the Code and all applicable guidance thereunder:

(i)     a material diminution of Executive’s Base Salary;

(ii)     the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as Chief Executive Officer of the Bank or the Company;

(iii)     a material change in geographic location at which Executive must perform services, for which purpose a material change shall be limited to a relocation of such principal place of employment by more than seventy-five (75) miles;

(iv)     any other action or inaction that constitutes a material breach of the terms of this Agreement;

provided that, any of these conditions shall be regarded as “Good Reason” only if (i) Executive actually terminates employment with the Bank prior to a date that is one hundred eighty (180) days following the initial existence of the condition described above, and (ii) only if Executive provides the Bank with notice of the existence of “Good Reason” within sixty (60) days of the initial existence of the applicable condition and the Bank does not remedy that condition within sixty (60) days of such notice from Executive. The foregoing definition of Good Reason is intended to satisfy the safe harbor conditions for a separation from service for Good Reason as described in Treasury Regulation § 1.409A-1(n)(2)(ii), and in all events is intended to satisfy the requirements for a separation from service to be treated as an involuntary separation from service pursuant to Treasury Regulation § 1.409A-1(n)(2)(ii), and should be interpreted and administered in a manner that is consistent with such intent.

“Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

“Qualifying Termination” means the Executive incurs an involuntary termination of employment by the Bank other than for Cause, or the Executive terminates employment with the Bank (i.e., resignation) for Good Reason.

Section 7.     Compensation Upon Termination or During Disability. Upon the termination of Executive’s employment under this Agreement or Executive’s Disability during the Employment Period, the Bank will provide Executive with the payments and benefits set forth below, as well as any other rights, compensation and/or benefits as may be due to Executive following such termination to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank. Executive agrees that the Bank has the right to deduct any amounts owed by Executive to the Bank for any reason, including, without limitation, Executive’s misappropriation of Bank funds, or any amount required to be withheld for tax purposes from the payments set forth in this Section 7.

(a)     Termination Without Cause or With Good Reason. If Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason, the Bank shall pay to Executive (A) the Accrued Benefits, (B) within thirty (30) days after the Date of Termination, a lump-sum payment in an amount equal to three (3) times the sum of (i) Executive’s then current Base Salary plus (ii) the average of Executive’s annual incentive bonus compensation for the three (3) years immediately preceding the termination date (the “Severance Payment”), and (C) continued coverage (the “Continued Coverage”) under any Benefit Plans provided to Executive and Executive’s spouse and dependents at the Date of Termination, with the Bank paying the contribution it pays with respect to similarly situated employees during such period in respect of such health care plan or plans; provided that if the Bank cannot maintain such coverage under the terms and provisions of the Benefits Plans (or where such continuation would adversely affect the tax status of the Benefits Plans), the Bank shall provide the Continued Coverage by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected contribution therefor for such period. The Continued Coverage will cease upon the earlier of (i) the twelve (12) month anniversary of the Date of Termination or (ii) the date Executive obtains health care coverage under one or more welfare benefit plans of a subsequent employer that provides for substantially similar or greater benefits to Executive and Executive's spouse and dependents with respect to the specific type of benefit.

(b)     Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive without Good Reason, the Bank shall pay to Executive the Accrued Benefits.

(c)     Disability. During any period that Executive fails to perform Executive’s duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive Executive’s full Base Salary set forth in Section 5(a) until Executive’s employment is terminated pursuant to Section 6(c). In the event Executive’s employment is terminated for Disability pursuant to Section 6(c), the Bank will pay the Executive (A) the Accrued Benefits, and (B) provide Executive with disability benefits pursuant to the terms of the Bank’s disability programs and/or practices, if any.

(d)     Death. If Executive’s employment is terminated by Executive’s death, the Bank will, on the next regularly scheduled payroll date following Executive’s death, pay in a lump-sum to Executive’s beneficiary, legal representatives or estate, the Accrued Benefits.

Section 8.     Termination in Connection with a Change in Control.

(a)     If there occurs a Change in Control and either (x) within three (3) months prior to the Change in Control, or (y) within twenty-four (24) months following the Change in Control, the Executive incurs a Qualifying Termination, then, in addition to all Base Salary, Accrued Benefits and bonuses earned but not yet paid through the Date of Termination, the Bank shall pay to the Executive an amount equal to three (3) times the sum of (i) Executive’s then current Base Salary plus (ii) the average of Executive’s annual incentive bonus compensation for the three (3) years immediately preceding the termination date, and the Continued Coverage (as described and paid at the time provided for in Section 8(a) of this Agreement).

(b)     Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Bank shall be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company or the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding Executive compensation promulgated by any regulatory agency having jurisdiction over the Company, the Bank or any of their respective affiliates. If any payments or benefits received or to be received by the Executive in connection with a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 8(b), be subject to the excise tax imposed under Section 4999 of the Code according to an independent accounting firm or independent tax counsel, then such payments shall, after application of available reasonable mitigation strategies and techniques, be reduced by the minimum possible amount in a manner that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to excise taxes imposed under Section 4999 of the Code.

Section 9.     Non-Disclosure and Confidentiality.

(a)     Proprietary Information. Executive acknowledges that, by the nature of Executive’s duties, Executive has had and will continue to have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Company and the Bank and which is a competitive asset of the Company and the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Company and the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Company’s and the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants (collectively, “Proprietary Information”).

(b)     Use of Proprietary Information. Executive agrees not to: (i) use, at any time, any Proprietary Information for Executive’s own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of Executive’s employment with the Bank, except as such disclosure may be required by law. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to Executive in this Agreement.

(c)     Recipient Materials. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with Executive’s association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within twenty-four (24) hours of the termination of Executive’s employment with the Bank, Executive shall return to the Bank any Recipient Materials which are in Executive’s possession, custody or control.

Section 10.     Non-Solicitation and Non-Competition.

(a)     Acknowledgements. Executive acknowledges that the special relationship of trust and confidence between Executive, the Bank, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that throughout Executive’s employment with the Bank, Executive has been and shall continue to be provided with access to and informed of Proprietary Information, which shall enable Executive to benefit from the Company’s and the Bank’s goodwill and know-how. Executive acknowledges that it would be inevitable in the performance of Executive’s duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Company or the Bank, or which intends to or may compete with the Company or the Bank, to disclose and/or use the Proprietary Information, as well as to misappropriate the Company’s and the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restrictions and non-competition restrictions set forth in this Section 10, Executive has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-competition and the non-solicitation restrictions set forth in this Section 10.

(b)     Non-Solicitation of Employees. During the twenty-four (24) month period following the Date of Termination (the “Restricted Period”), Executive shall not take any actions, whether on behalf of Executive or Executive’s then current employer or any other person or entity, to hire, solicit, induce or attempt to induce any individual who worked for or was affiliated with the Bank (either as an employee or a contractor) in the twelve (12) month period immediately preceding the Date of Termination, to terminate their employment with the Bank, to work for a competitor of the Bank or any affiliate of the Bank, or to violate any covenants that any such other employee may have with the Bank.

(c)     Non-Solicitation of Business. During the Restricted Period, the Executive shall not take any actions, directly or indirectly, whether to assist or aid the Executive, the Executive’s then-current employer, or any other person in soliciting business with or attempting to solicit business with, accepting business from, or servicing the persons or entities with whom the Bank had a customer relationship during the two (2) year period prior to the Date of Termination.

(d)     Non-Competition. During the Employment Period and the Restricted Period, the Executive shall not, whether on behalf of himself or any other entity, engage, directly or indirectly, either as proprietor, stockholder, partner, officer, director, consultant, employee or otherwise, for any entity engaged in a business similar to that of the Company and the Bank that maintains a location in the Louisiana Parishes and Texas Counties set forth on Exhibit A, which Exhibit A may be amended from time to time by the Bank to include any additional parishes and counties in which the Bank has a branch banking facility, which amendments will be presented to Executive in writing and will become effective and binding on Executive unless Executive provides a notice of termination of this Agreement on or prior to the fifth (5th) business day following the date on which notice of the amendment is duly provided to Executive. Notwithstanding the foregoing, Executive may invest in the securities of any enterprise if (i) such securities are listed on any national or regional securities exchange, (ii) Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of such enterprise, and (iii) Executive does not otherwise participate in the activity of such enterprise. For purposes of this Section 10, Executive acknowledges and agrees that the “business” of the Company and the Bank and their affiliates involves and relates to extending credit, accepting deposits, and engaging in those other activities permissible for bank holding companies and FDIC-insured financial institutions, either directly or indirectly, through financial or operating subsidiaries and affiliates; that Executive understands and knows the business in which the Company and the Bank and their affiliates is engaged and the scope, activities and business pursuits involved in the business of the Company and the Bank and their affiliates; and that the noncompetition and non-solicitation covenants contained in this Section 10 prohibit the Executive from engaging, in any capacity or any position, and from conducting any activities or business similar to that of the Company and the Bank and their affiliates. As used in this Section 10, “customers” includes, but is not limited to, businesses, persons and entities for whom the Company and the Bank and their affiliates has extended credit, accepted deposits or provided other financial services, or with whom the Company and the Bank and their affiliates has had contracts, agreements, arrangements or any type of business, or working relationship. Executive acknowledges and represents that he understands the nature of the customer relationships of the Company and the Bank and their affiliates and who and what comprises its customers. As used in this Section 10, “the Company and the Bank and their affiliates” includes any and all predecessor, successor, parent subsidiary and affiliate entities.

(e)     Reasonable Restrictions. Executive agrees that the non-competition and non-solicitation restrictions set forth in this Agreement are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition and non-solicitation agreements set forth in this Agreement do not meet the criteria set forth by applicable law, this Agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law.

(f)     Tolling. In the event the Company or the Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the obligations under this Agreement, any time period that Executive is in breach of this Agreement shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved

(g)     Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement is likely to result in irreparable injury to the Company and the Bank and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company and the Bank shall be entitled to enforce the specific performance of this Agreement by Executive in any court of competent jurisdiction and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company and the Bank from any other remedy.

Section 11.     Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

Section 12.     Release. Executive agrees that if Executive’s employment is terminated under circumstances entitling Executive to the Severance Amount and Continued Coverage, in consideration for the payment of the Severance Amount and Continued Coverage, Executive will execute a general release of claims against the Bank in a form reasonably acceptable to the Bank, through which Executive releases the Bank from any and all claims as may relate to or arise out of Executive’s employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement).

Section 13.     Indemnification and Insurance. Executive shall be indemnified and held harmless by the Bank during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any similarly situated employee of the Bank with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

Section 14.     Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Bank which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Baton Rouge, Louisiana, unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this Agreement to arbitrate shall preclude the Bank from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9 and Section 10.

Section 15.     Agreement Binding on Successors.

(a)     The Bank’s Successors. The Bank shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no succession had taken place. As used in this Agreement, the “Bank” means the Bank, and any successor to the Bank’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)     Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Bank written notice thereof in a form acceptable to the Bank. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

Section 16.     409A Compliance. The Parties intend for the payments and benefits under this Agreement to be exempt from Code section 409A (“Section 409A”) or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section and intend that this Agreement will be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits will be restructured in a manner that does not cause such an accelerated or additional tax. To the extent any amount payable to Executive is subject to Executive’s entering into a release of claims with the Bank and any such amount is a deferral of compensation under Section 409A which amount could be payable in either of two taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Bank that otherwise satisfies Section 409A, such payments will be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and will include all payments that otherwise would have been made before such date. In no event whatsoever will the Bank be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A or have any obligation to indemnify or otherwise hold Executive harmless from any and all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other related counsel in connection with Section 409A and taxation.

Section 17.     Restrictions Upon Funding. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

Section 18.     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, to the addresses of such parties as of the date of the Agreement or such address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

Section 19.     Amendment and Waiver. No provision of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Bank. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 20.     Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without regard to its conflicts of law principles. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

Section 21.     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

Section 22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Section 23.     Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. In the event the terms of this Agreement conflict with the terms of any other agreement between the Bank and Executive, the terms of this Agreement shall govern and control.

Section 24.     Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

Section 25.     Survival of Obligations. The respective rights and obligations of the parties under this Agreement, including the obligations contained in Section 5(i), and Section 7 through Section 24, shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

[Signature Page Follows]

[Signature Page to Amended and Restated Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

BUSINESS FIRST BANK
a Louisiana bank

By:	/s/ Robert S. Greer, Jr.
Robert S. Greer, Jr. Chairman of the Board

EXECUTIVE

/s/ David R. Melville, III
David R. Melville, III

Exhibit A

Louisiana Parishes

Acadia	Claiborne	Jefferson Davis	Point Coupee	Saint Tammany
Ascension	De Soto	Lafayette	Red River	Tangipahoa
Assumption	East Carroll	Lafourche	Richland	Terrebonne
Beauregard	East Feliciana	Lincoln	Saint Charles	Union
Bienville	Easton Baton Rouge	Livingston	Saint Helena	Vermilion
Bossier	Franklin	Madison	Saint James	Washington
Caddo	Iberia	Morehouse	Saint John the Baptist	Webster
Caicasieu	Iberville	Orleans	Saint Landry	West Baton Rouge
Caldwell	Jackson	Ouachita	Saint Martin	West Carroll
Cameron	Jefferson	Plaquemine	Saint Mary	West Feliciana

Texas Counties

Collin	Dallas	Denton	Ellis	Kaufman
Rockwall	Tarrant